Exhibit 5.1

May 10, 2013

Lionbridge Technologies, Inc.

1050 Winter Street, Suite 2300

Waltham, MA 02451

Re:	Registration Statement on Form S-8 for 2011 Incentive Stock Plan

Ladies and Gentlemen:

I am furnishing this opinion to you in my capacity as General Counsel to Lionbridge Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-8 to which a copy of this opinion will be attached as an exhibit (the “Registration Statement”), relating to the approval and adoption of an amendment to the Company’s 2011 Incentive Stock Plan (the “Plan”) to increase the number of shares available under the Plan by 4,000,000, and the registration of 4,000,000 shares of the Company’s capital stock, par value $0.01 per share (the “Shares”), that the Company may issue pursuant to the amendment of the Plan.

As such counsel, I have examined the corporate records of the Company, including its Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, minutes of meetings of its Board of Directors and shareholders, and such other documents as I have deemed necessary as a basis for the opinions herein expressed.

I am admitted to practice in The Commonwealth of Massachusetts. I express no opinion as to the laws of any jurisdiction other than the laws of the United States of America and The Commonwealth of Massachusetts, and also express no opinion with respect to the blue sky or securities laws of any state, including Massachusetts.

Based upon the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that, upon issuance and delivery of the Shares against payment therefor in accordance with the terms of the Plan and any agreement thereunder, the Shares will be validly issued, fully paid and nonassessable.

The foregoing assumes all requisite steps will be taken to comply with the requirements of the Securities Act of 1933 and applicable requirements of state laws regulating the offer and sale of securities.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Margaret A. Shukur

Margaret A. Shukur
Senior Vice President and General Counsel